Exhibit 10.3

AWARD CERTIFICATE

Performance Share Units Granted under the
Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

This Award Certificate, effective as of the Grant Date, between Simmons First National Corporation (“Simmons”) and the Participant, who is an employee of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”), has been approved under the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “Plan”) and evidences the grant of performance share units (“PSUs”) (also referred to under the Plan as “Performance Shares”) to the Participant under the Plan, as follows.

Simmons hereby grants to the Participant the PSUs set forth in Section 2 below. The PSUs are in all respects limited and conditioned as provided in this Award Certificate, in the Plan, and in the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1)    Participant Information.

Participant Name: _____________
Grant Date: _________________

2)    PSU Award Information.

Target Grant: ______ PSUs
Performance Period: January 1, 2023 through December 31, 2025
Metrics and Weighting:

•Tangible Book Value per Share (“TBVS”)
•Total Shareholder Return (“TSR”)

(collectively, the “Metrics” and individually, a “Metric”)

Metrics Table
Metric	Weighting	Payout Percentage
		Threshold (50%)	Target (100%)	Maximum (200%)
TBVS	50%	25th Percentile	50th Percentile	75th Percentile
TSR	50%	25th Percentile	50th Percentile	75th Percentile

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3)     Participant’s Acknowledgments. To evidence its grant of the PSUs, Simmons has signed this Award Certificate as of the Grant Date. This Award Certificate and the award of PSUs shall become legally binding, effective as of the Grant Date, if the Participant indicates his or her acceptance of this Award Certificate electronically on the on-line system of Etrade, the Company’s equity administrator, within sixty (60) days of the Grant Date. If the Participant fails to timely accept this Award Certificate, the PSUs shall be cancelled and forfeited ab initio. By accepting this Award Certificate, the Participant acknowledges that he or she: (a) has read this Award Certificate (including the Terms and Conditions and the Plan); (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award Certificate; (c) understands and agrees to the terms, conditions, and consequences of this Award Certificate (including the Terms and Conditions and the Plan); and (d) is fully aware of the legal and binding effect of this Award Certificate (including the Terms and Conditions and the Plan).

Simmons First National Corporation

__________________________________

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Terms and Conditions

Performance Share Unit Terms and Conditions
Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1.Performance Share Units. A PSU is a hypothetical share of Simmons common stock. Each vested PSU shall entitle the Participant to receive one Share. A PSU is not a Share and carries no voting or dividend rights until it is vested and converted to a Share and issued to the Participant.

2.Continuous Employment Requirement. Pursuant to the Award Certificate (which, for the avoidance of doubt, includes these Terms and Conditions), the Participant has been granted PSUs in an amount of up to 200% of the Target Grant. These PSUs shall be converted to Shares in accordance with Section 3 of these Performance Share Unit Terms and Conditions (“Terms and Conditions”) only if the Participant is continuously employed by the Company from the Grant Date until the PSU attainment has been certified by the Administrator at the first regularly scheduled meeting following the date final financial results are available (“Certification Date”), except as otherwise provided in Section 5 of the Terms and Conditions (“Early Cancellation/Waiver of Continuous Employment Requirement”).

For purposes of this Section 2, the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence with the Company.

3.     Award of PSUs. Subject to Section 4 of the Terms and Conditions, if the Participant satisfies the continuous employment requirement in Section 2 of the Terms and Conditions on the Certification Date, the Participant shall be issued Shares equal to the number of PSUs of the Target Grant (set forth in the Award Certificate) multiplied by the Final Payout Percentage (“Final Award”). If the Final Award would include a fractional Share, the Final Award shall be rounded down to the nearest whole share such that no fractional Shares are issued.

The Final Payout Percentage shall be calculated by multiplying the Payout Percentage for TBVS by .50 and the Payout Percentage for TSR by .50 and then adding together the resulting numbers represented as a percentage. Notwithstanding anything to the contrary, in no event shall the number of Shares earned exceed 200% of the Participant’s Target Grant.

With respect to any Metric listed in the Metrics Table set forth in the Award Certificate (“Metrics Table”), for attainment in between “Threshold” and “Target,” and “Target” and “Maximum,” the Payout Percentage for that Metric is a sliding scale based on a straight line interpolation.
Achievement below Threshold on any Metric listed in the Metrics Table shall result in a zero Payout Percentage for that Metric.

a.Payout Percentage for TBVS. For purposes of determining the Payout Percentage for TBVS under the TBVS portion of the Metrics Table set forth in the Award Certificate, attainment calculations shall be performed according to the following:

The TBVS percentile rank shall be based on Simmons’ TBVS growth during the Performance Period (provided that, for purposes of determining TBVS at the beginning of the performance period, TBVS as of December 31, 2022, shall be deemed to be TBVS as of January 1, 2023) compared to that of each of the banks in Simmons’ compensation peer group approved by the Compensation Committee of Simmons’ Board of Directors on July 18, 2022 (“Peer Group”).
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This percentile rank shall then be analyzed against the Metrics Table to determine the Payout Percentage.

TBVS for Simmons and each of the Peer Group banks shall be calculated in the same manner as used for calculating TBVS in Simmons’ published financial statements.

In the event necessary financial information of a Peer Group bank is not available at the end of the Performance Period, that bank shall be excluded from the calculation altogether.

b.     Payout Percentage for TSR. For purposes of determining the Payout Percentage for TSR under the TSR portion of the Metrics Table set forth in the Award Certificate, attainment calculations shall be performed according to the following:

The TSR percentile rank attained shall be based on Simmons’ TSR for the Performance Period compared to that of each of the other US banks that are components of the KBW Regional Banking Index (KRXTR) on the last day of the Performance Period (“Index Banks”). This percentile rank shall then be analyzed against the Metrics Table to determine the Payout Percentage.

The TSR calculation shall be based on an average of the first twenty (20) and final twenty (20) trading days in the Performance Period for the computation of both Simmons’ TSR and the TSR for each of the Index Banks. The daily TSR computations shall be determined by the Administrator’s designee according to its standard TSR methodology.

If Simmons’ TSR for the Performance Period is negative (i.e., declined during the Performance Period), the attainment for the TSR Metric shall not exceed the Target Payout Percentage of 100% regardless of performance compared to the Index Banks.

With respect to any Metric that uses the KBW Regional Banking Index (KRXTR), if such index is not readily available (or if the relevant information concerning it is not readily available), the Administrator shall select a substitute index, which shall be, to the extent practicable, reasonably comparable to the KBW Regional Banking Index (KRXTR).

4. Discretion to Reduce or Increase Award. The Administrator reserves the right to adjust the amount payable under the Award Certificate in accordance with any standard or on any other basis as the Administrator may determine including individual performance or the Administrator’s discretion.

5. Early Cancellation/Waiver of Continuous Employment Requirement. The continuous employment requirement described in Section 2 of the Terms and Conditions may be waived or PSUs may be cancelled as follows:

a.    Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause, quits, is terminated for Cause, or otherwise experiences a termination of employment before satisfying the continuous employment requirement set forth in Section 2 of the Terms and Conditions, and under circumstances not described in Subsections (b), (c) or (d) below, all unvested PSUs shall be cancelled immediately and shall not be payable, except to the extent the Administrator decides otherwise. To the extent that the Administrator decides to waive the above cancellation provision for any portion of the PSUs pursuant to this Section 5(a), such PSUs shall be payable at the time the PSUs would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth
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in Section 2 of the Terms and Conditions, subject to attainment of the applicable performance requirements under Section 3 of the Terms and Conditions and any additional requirements imposed by the Administrator; payment will not be accelerated.

b. Retirement. If the Participant retires, the Participant shall vest in the PSUs for the Performance Period as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions, subject to attainment of the applicable performance requirements set forth in Section 3 of the Terms and Conditions, and unless otherwise provided by the Administrator, such PSUs shall be multiplied by a fraction, the numerator of which is the number of days of employment in the Performance Period completed by the Participant as of the date of the retirement and the denominator of which is the number of years in the Performance Period multiplied by 365.

All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)b) shall be payable at the time the PSUs would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions; payment will not be accelerated.

For purposes of this Section 5)b), “retire” or “retirement” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Administrator has the discretion to determine whether years of service shall include service with a predecessor employer.

c. Termination by Reason of Disability or Death. If the Participant experiences a termination of employment by reason of disability or death, the Participant shall vest in the PSUs for the Performance Period as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions, subject to attainment of the applicable performance requirements set forth in Section 3 of the Terms and Conditions.

All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)c) shall be payable at the time the PSUs would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions; payment will not be accelerated.

d. Change in Control. If there is a Change in Control during the Performance Period and the Participant is employed at the time of the Change in Control, the PSUs for the Performance Period shall be subject to the following:

1.If the Change in Control occurs at any time during the nine (9) month period beginning on the first day of the Performance Period, all PSUs shall be cancelled immediately and shall not be payable, except to the extent the Administrator decides otherwise.

2.If the Change in Control occurs at any time after the nine (9) month period beginning on the first day of the Performance Period, the Participant shall be paid the PSUs as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions, using the Target Payout Percentage.

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All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)d), shall be payable upon the Change in Control.

e. Violation of Restrictive Covenants. All PSUs shall be cancelled immediately, and shall not be payable upon the Participant’s breach, in the Administrator’s determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company.

6. Payment. Payment of the PSUs shall be made in Shares of Simmons common stock, except for any dividend equivalent payments under Section 7, which shall be paid in cash. Payment of both Shares and cash shall be after the Certification Date, but in all events except in the case of a delay allowed under Section 16, between January 1 and March 15 of the year following the end of the Performance Period (the “Payment Period”), except as otherwise provided in Section 5(d) of the Terms and Conditions. If the Participant dies before any payment due hereunder is made, such payment shall be made to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death, or if none, to the Participant’s estate. Once a payment has been made with respect to a PSU, the PSU shall be cancelled.

7. Dividend Equivalent. During the Payment Period, the Participant will receive a cash payment equal to the value of the cash dividends that would have been paid by the Company to shareholders of record during the Performance Period (and, for purposes of this sentence, as if the Participant became a shareholder of record on the first day of the Performance Period) on the number of Shares issued to the Participant with respect to the PSUs. No other dividends will be paid in connection with the grant of PSUs evidenced by the Award Certificate.

8. Extraordinary Events. In determining TBVS or TSR, and for other appropriate purposes under the Award Certificate or the Plan, the Administrator will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure and (h) any other items as determined by the Administrator. Items (a) through (g) will be as defined and as disclosed in Simmons’ financial statements.

9. Withholding. Subject to Section 16 of the Terms and Conditions, the Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the PSUs. Subject to Section 16 of the Terms and Conditions, the Company shall withhold at the statutory minimum rates unless the Participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld. Unless the Participant elects prior to the payment date to satisfy the withholding requirement for any such taxes to be withheld by the Company by check or direct debit (including, for the avoidance of doubt, cash transfer), the Company shall withhold from any vesting PSUs a number of whole Shares having a Fair Market Value equal to the amount required to be withheld to satisfy the withholding requirement (including any higher amount elected by the Participant) and shall cancel any Shares so withheld. The value of any Shares so withheld shall be based on the Fair Market Value of the Shares on the date of payment. The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the PSUs and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.

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10. Securities Laws. The Company shall not be required to issue or deliver any Shares prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.

11. No Transfer. The Participant may not sell, assign, transfer, pledge, encumber, alienate, hypothecate, or otherwise dispose of the PSUs or suffer any involuntary assignment or transfer of the PSUs until such time as the PSUs have been paid in accordance with Section 6 and fully converted into Shares.

12. Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions or the Award Certificate shall have the meanings set forth in the Plan.

13. Clawback. The PSUs and all Shares delivered and other compensation paid pursuant to the award of PSUs (whether before or after the PSUs have been paid under Section 6) shall be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement, clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether approved before or after the date of the Award Certificate, and on such basis as the Board or Administrator determines.

14. Severability. If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been included herein.

15. Entire Agreement. The Award Certificate, these Terms and Conditions, and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of the Award Certificate, these Terms and Conditions, and the Plan.

16. Compliance with section 409A of the Code. The PSUs are subject to section 409A of the Code and applicable regulations issued thereunder (“Section 409A”). The Plan, Award Certificate, and these Terms and Conditions are intended to avoid the adverse tax consequences of Section 409A and shall be interpreted and administered accordingly. The provisions of Section 9.4 of the Plan are hereby incorporated by reference into these Terms and Conditions. To the extent any provision of the Plan, Award Certificate, and these Terms and Conditions is subject to and does not comply with Section 409A, such provision shall be interpreted and/or amended to comply with Section 409A, to the extent allowed under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under Section 409A.

17. Banking Regulatory Provision. The PSUs shall be subject to any applicable condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject

18. Electronic Delivery and Acceptance. Simmons has elected to deliver documents related to current or future participation in the Plan by electronic means and to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current equity administrator's on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future. The Participant's indication via the current equity administrator's on-line system that the Participant has read and accepted the
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Award Certificate is considered the Participant's electronic signature and the Participant's express consent to the Award Certificate, the Plan, and these Terms and Conditions.
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